Exhibit 107

Calculation of Filing Fee Tables

Form F-4

(Form Type)

Australian Oilseeds Holdings Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares, par value $0.0001 per share	Rules 457(c) and 457(f)(1)(2)	23,007,115	(1)	$11.37	$261,590,897.55	(3)	0.0001102	$28,827.32	(4)
Fees to be Paid	Equity	Public Warrants to purchase Ordinary Shares(5)	Rule 457(i)	9,000,000		—	$—		0.0001102	$—
Fees to be Paid	Equity	Ordinary Shares Underlying Public Warrants(6)(7)	Rules 457(c) and 457(f)(1)	4,500,000		$11.5204	$51,841,800	(3)	0.0001102	$5,712.97	(4)
Fees to be Paid	Equity	Representative’s Warrants to purchase Ordinary Shares(8)	Rules 457(i)	450,000		—	$—		0.0001102	$—
Fees to be Paid	Equity	Ordinary Shares Underlying Representative’s Warrants(6)	457(g)	225,000		$12.00	$2,704,800	(3)	0.0001102	$298.07	(4)
Fees to be Paid	Equity	Private Warrants to purchase Ordinary Shares(9)	Rules 457(i)	479,000		—	$—
Fees to be Paid	Equity	Ordinary Shares Underlying Private Warrants(6)	457(g)	239,500		11.50	2,754,250		0.0001102	$303.52
Fees Previously Paid	—	—	—	—		—	—			—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—	—			—
	Total Offering Amounts						$318,891,747.55			$35,141.87
	Total Fees Previously Paid									$—
	Total Fee Offsets									0.00
			Net Fee Due							$35,141.87

1.	The number of ordinary shares, par value $0.0001 per share (“Pubco Ordinary Shares”), of Australian Oilseeds Holdings Limited, a Cayman Islands exempted company (“Pubco”) being registered is based upon the maximum number of shares of Pubco Ordinary Shares issuable in connection with the business combination (the “Business Combination”) to be effected pursuant to a business combination agreement (the “Business Combination”, among Pubco, EDOC Acquisition Corp., a Cayman Islands exempted company (“EDOC”), American Physicians LLC, a Delaware limited liability company, in the capacity as the representative, from and after consummation of the Business Combination (the “Closing”) for the shareholders of EDOC (the “Sponsor” or the “Purchaser Representative”, AOI Merger Sub, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“Merger Sub”), Australian Oilseeds Investments Pty Ltd., CAN 158 999 949, an Australian proprietary company (“AOI”), Gary Seaton, in his capacity as the representative for the Sellers (the “Seller Representative”), and the Sellers (as defined in the proxy statement/prospectus). This number is based on (a) 18,422,338 Pubco Ordinary Shares to be issued as merger consideration upon the Closing to the Sellers; (b) 1,732,877 Pubco Ordinary Shares to be issued to holders of EDOC public shares, assuming no redemptions of EDOC shares at Closing (including 900,000 Pubco Ordinary Shares issuable pursuant to the mandatory exchange of rights, with one right entitling the holder to receive one-tenth (1/10) of one ordinary share); (c) 1,685,153 Pubco Ordinary Shares to be issued to the Sponsor, in consideration of the Sponsor’s EDOC ordinary shares; (d) 564,847 Pubco Ordinary Shares to be issued to certain investors who had purchased Founder Shares (as defined in the proxy statement/prospectus); (e) 75,000 Pubco Ordinary Shares issued to I-Bankers Securities, Inc., representative of the underwriters in EDOC’s initial public offering; and (f) 526,900 Pubco Ordinary Shares to be issued to holders of EDOC private rights in a private placement at the time of EDOC’s initial public offering (including 900,000 Pubco Ordinary Shares issuable pursuant to the mandatory exchange of rights, with one right entitling the holder to receive one-tenth (1/10) of one ordinary share).

2.	In accordance with Rule 457(f)(1) and Rule 457(c), as applicable, based on $11.37, the average of the high and low prices of EDOC’s ordinary shares as reported on the Nasdaq as of September 10, 2023.
3.	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”).
4.	Pursuant to Rule 457(o) of the Securities Act, the registration fee has been calculated on the basis of the maximum aggregate offering price. The fee has been determined in accordance with Section 6(b) of the Securities Act at a rate equal to $110.20 per $1,000,000 of the proposed maximum aggregate offering price.
5.	Represents warrants of Pubco, each whole warrant entitling the holder to purchase one Pubco Ordinary Share, to be issued in exchange for EDOC public warrants pursuant to the Business Combination.
6.	Represents Pubco Ordinary Shares underlying Pubco warrants.
7.	In accordance with Rule 457(f)(1) and Rule 457(c), as applicable, based on the sum of (a) the average of the high ($0.0204) and low ($0.0204) prices for the EDOC warrants on the Nasdaq as of September 10, 2023 and (b) $11.50, the exercise price of the EDOC warrants, resulting in a combined maximum offering price per warrant of $11.5204. Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to the Pubco warrants has been allocated to the underlying Pubco Ordinary Shares and those Pubco Ordinary Shares are included in the registration fee.
8.	Represents warrants of Pubco, each whole warrant entitling the holder to purchase one Pubco Ordinary Share, to be issued in exchange for Representative’s warrants issued to I-Bankers at the time of EDOC’s initial public offering. The filing fee calculated using the exercise price of the warrants of $12.00 per ordinary share.
9.	Represents warrants of Pubco, each whole warrant entitling the holder to purchase one Pubco Ordinary Share, to be issued in exchange for warrants issued as part of the units issued in a private placement at the time of EDOC’s initial public offering. The filing fee calculated using the exercise price of the warrants of $11.50 per ordinary share.